Exhibit 99.1
FOR IMMEDIATE RELEASE
August 4, 2015
THE WALT DISNEY COMPANY REPORTS
THIRD QUARTER AND NINE MONTHS EARNINGS FOR FISCAL 2015

BURBANK, Calif. – The Walt Disney Company today reported record quarterly earnings of $2.5 billion for its third fiscal quarter ended June 27, 2015 compared to $2.2 billion for the prior-year quarter. Diluted earnings per share (EPS) for the third quarter increased 13% to $1.45 from $1.28 in the prior-year quarter. EPS for the nine months ended June 27, 2015 increased 16% to $3.95 from $3.40 in the prior-year period. Excluding certain items affecting comparability(1), EPS for the nine months increased 15%.

"We’re very pleased with our performance in the third quarter, with record net income and diluted earnings per share of $1.45, up 13% from the prior year,” said Robert A. Iger, Chairman and Chief Executive Officer, The Walt Disney Company. “The strong results across our many diverse lines of business demonstrate the power of our unparalleled brands, franchises and creative content."

The following table summarizes the third quarter and nine-month results for fiscal 2015 and 2014 (in millions, except per share amounts):

	Quarter Ended			Nine Months Ended
	June 27, 2015	June 28, 2014	Change	June 27, 2015	June 28, 2014	Change
Revenues	$13,101	$12,466	5%	$38,953	$36,424	7%
Segment operating income (2)	$4,120	$3,857	7%	$11,147	$10,230	9%
Net income (3)	$2,483	$2,245	11%	$6,773	$6,002	13%
Diluted EPS (3)	$1.45	$1.28	13%	$3.95	$3.40	16%
Cash provided by operations	$2,808	$2,936	(4)%	$7,581	$6,675	14%
Free cash flow (2)	$1,652	$2,047	(19)%	$4,520	$4,427	2%

(1)	See reconciliation of reported EPS to EPS excluding certain items affecting comparability on page 8.

(2)	Segment operating income and free cash flow are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(3)	Reflects amounts attributable to shareholders of The Walt Disney Company, i.e. after deduction of noncontrolling interests.

SEGMENT RESULTS
The following table summarizes the third quarter and nine-month segment operating results for fiscal 2015 and 2014 (in millions):

	Quarter Ended			Nine Months Ended
	June 27, 2015	June 28, 2014	Change	June 27, 2015	June 28, 2014	Change
Revenues:
Media Networks	$5,768	$5,511	5%	$17,438	$15,935	9%
Parks and Resorts	4,131	3,980	4%	11,801	11,139	6%
Studio Entertainment	2,040	1,807	13%	5,583	5,500	2%
Consumer Products	954	902	6%	3,304	2,913	13%
Interactive	208	266	(22)%	827	937	(12)%
	$13,101	$12,466	5%	$38,953	$36,424	7%
Segment operating income:
Media Networks	$2,378	$2,296	4%	$5,974	$5,884	2%
Parks and Resorts	922	848	9%	2,293	1,976	16%
Studio Entertainment	472	411	15%	1,443	1,295	11%
Consumer Products	348	273	27%	1,336	977	37%
Interactive	—	29	(100)%	101	98	3%
	$4,120	$3,857	7%	$11,147	$10,230	9%

Media Networks
Media Networks revenues for the quarter increased 5% to $5.8 billion and segment operating income increased 4% to $2.4 billion. The following table provides further detail of the Media Networks results (in millions):

	Quarter Ended			Nine Months Ended
	June 27, 2015	June 28, 2014	Change	June 27, 2015	June 28, 2014	Change
Revenues:
Cable Networks	$4,140	$3,942	5%	$12,336	$11,334	9%
Broadcasting	1,628	1,569	4%	5,102	4,601	11%
	$5,768	$5,511	5%	$17,438	$15,935	9%
Segment operating income:
Cable Networks	$2,078	$1,942	7%	$5,132	$5,193	(1)%
Broadcasting	300	354	(15)%	842	691	22%
	$2,378	$2,296	4%	$5,974	$5,884	2%

Cable Networks
Operating income at Cable Networks increased 7% to $2.1 billion for the quarter due to growth at the domestic Disney Channels, ABC Family and ESPN.
The increases at the domestic Disney Channels and ABC Family were due to higher program sales and increased affiliate revenue, driven by contractual rate increases. Program sales growth reflected increased subscription video on demand (SVOD) distribution revenues in the current quarter.
Operating results at ESPN were driven by growth in affiliate revenue, partially offset by lower advertising revenue. The increase in affiliate revenues was due to contractual rate increases and an increase in subscribers. The increase in subscribers was due to the new SEC Network launched in August 2014, partially offset by a decline in subscribers at certain of our networks. The impact of contractual rates and subscribers on affiliate revenue was partially offset by a decrease due to the recognition of $176 million of previously deferred revenue in the prior-year quarter related to annual programming commitments. As a result of changes in contractual provisions, ESPN did not recognize any deferred revenue in the current quarter. Lower advertising revenues reflected lower ratings and rates, partially offset by more units sold driven by NBA playoff games. Lower rates reflected the benefit of World Cup soccer in the prior-year quarter. ESPN programming and production costs were relatively flat in the quarter as the addition of the SEC Network and higher rights costs for NBA programming were essentially offset by the absence of rights costs for NASCAR and World Cup soccer.
Broadcasting
Operating income at Broadcasting decreased 15% to $300 million for the quarter driven by higher programming costs, lower advertising revenue and higher labor related costs, partially offset by growth in affiliate fees and higher program sales revenue from SVOD distribution. Higher programming costs were driven by increases in the average cost of primetime programming and pilot costs in the current quarter. Lower advertising revenues reflected decreased news and daytime ratings, partially offset by higher rates. Affiliate fee growth was due to new contractual provisions and contractual rate increases.

Parks and Resorts
Parks and Resorts revenues for the quarter increased 4% to $4.1 billion and segment operating income increased 9% to $922 million. Operating income growth for the quarter was due to an increase at our domestic operations, partially offset by a decrease at our international operations.
Higher operating income at our domestic operations was primarily due to volume and guest spending growth, partially offset by higher costs. The increase in volumes was due to attendance growth at our theme parks and higher occupied room nights at Walt Disney World Resort and our Aulani resort in Hawaii. Guest spending growth was due to higher food, beverage, and merchandise spending, increases in average ticket prices at our cruise line and Disneyland Resort and higher average hotel room rates. Cost increases were due to labor and other cost inflation, costs for the 60th Anniversary celebration at Disneyland Resort and higher pension and postretirement medical costs, partially offset by lower marketing costs at Walt Disney World Resort.
Lower operating income at our international operations was due to lower attendance and occupied room nights at Hong Kong Disneyland Resort, higher operating costs at Disneyland Paris and Hong Kong Disneyland Resort, and higher pre-opening expenses at Shanghai Disney Resort. These decreases were partially offset by higher average ticket prices, increased food, beverage and merchandise spending and higher volumes at Disneyland Paris.

Studio Entertainment
Studio Entertainment revenues for the quarter increased 13% to $2.0 billion and segment operating income increased 15% to $472 million. Higher operating income was due to an increase in theatrical distribution, growth at international television distribution and a higher revenue share with the Consumer Products segment. These increases were partially offset by a decrease in home entertainment and higher film cost impairments.
The increase in theatrical distribution reflected the strong performance of Marvel's Avengers: Age of Ultron in the current quarter compared to Marvel's Captain America: The Winter Soldier in the prior-year quarter. Theatrical results in the current quarter also benefited from the continuing performance of Cinderella, which was released in the second quarter of the current year. These increases were partially offset by the strong international performance of Frozen in the prior-year quarter and the results of Tomorrowland in the current quarter. The growth in international television distribution included sales of Star Wars titles, while the increased Consumer Products revenue share was primarily due to the performance of Frozen merchandise. The decrease at home entertainment reflected lower unit sales due to the performance of Frozen in the prior-year quarter compared to Big Hero 6 in the current quarter.

Consumer Products
Consumer Products revenues for the quarter increased 6% to $954 million and segment operating income increased 27% to $348 million. Higher operating income was due to an increase in merchandise licensing revenues and lower third-party royalty expense. Merchandise Licensing revenue growth reflected the performance of merchandise based on Frozen, The Avengers and Star Wars, partially offset by lower revenues from Spider-Man merchandise.

Interactive
Interactive revenues for the quarter decreased by $58 million to $208 million and segment operating income decreased by $29 million to break-even.
Lower operating income was primarily due to lower results from Disney Infinity and decreased sales of console game catalog titles, partially offset by the continued success of Tsum Tsum. The decrease from Disney Infinity was due to decreased unit sales and lower average net effective pricing.

OTHER FINANCIAL INFORMATION

Corporate and Unallocated Shared Expenses
Corporate and unallocated shared expenses increased $9 million to $146 million in the current quarter driven by higher labor related costs.

Interest income/(expense), net
Interest income/(expense), net was as follows (in millions):

	Quarter Ended
	June 27, 2015	June 28, 2014	Change
Interest expense	$(62)	$(74)	16%
Interest and investment income	50	24	>100%
Interest income/(expense), net	$(12)	$(50)	76%
The decrease in interest expense for the quarter was due to lower average debt balances. The increase in interest and investment income for the quarter was due to gains on sales of investments.

Income Taxes
The effective income tax rate was as follows:

	Quarter Ended
	June 27, 2015	June 28, 2014	Change
Effective income tax rate	33.4%	34.1%	0.7	ppt
The decrease in the effective income tax rate was due to a benefit from an increase in earnings from foreign operations indefinitely reinvested outside the United States, which are subject to tax rates lower than the federal statutory income tax rate.

Noncontrolling Interests

	Quarter Ended
(in millions)	June 27, 2015	June 28, 2014	Change
Net income attributable to noncontrolling interests	$156	$174	10%
The decrease in net income attributable to noncontrolling interests for the quarter was due to lower operating results at Hong Kong Disneyland Resort.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes.

Cash Flow
Cash provided by operations and free cash flow were as follows (in millions):

	Nine Months Ended
	June 27, 2015	June 28, 2014	Change
Cash provided by operations	$7,581	$6,675	$906
Investments in parks, resorts and other property	(3,061)	(2,248)	(813)
Free cash flow (1)	$4,520	$4,427	$93

(1)	Free cash flow is not a financial measure defined by GAAP. See the discussion of non-GAAP financial measures that follows.

Cash provided by operations for the first nine months of fiscal 2015 increased 14% or $0.9 billion to $7.6 billion compared to the first nine months of fiscal 2014. The increase in cash provided by operations was due to higher segment operating results and the impact of changes in payment terms for certain sports rights in fiscal 2014, partially offset by increased income tax payments.

Capital Expenditures and Depreciation Expense
Investments in parks, resorts and other property were as follows (in millions):

	Nine Months Ended
	June 27, 2015	June 28, 2014
Media Networks
Cable Networks	$51	$101
Broadcasting	37	52
Total Media Networks	88	153
Parks and Resorts
Domestic	1,002	809
International	1,644	1,056
Total Parks and Resorts	2,646	1,865
Studio Entertainment	84	44
Consumer Products	35	23
Interactive	11	3
Corporate	197	160
Total investments in parks, resorts and other property	$3,061	$2,248
Capital expenditures increased from $2.2 billion to $3.1 billion primarily due to higher construction spending for the Shanghai Disney Resort.

Depreciation expense was as follows (in millions):

	Nine Months Ended
	June 27, 2015	June 28, 2014
Media Networks
Cable Networks	$114	$101
Broadcasting	71	70
Total Media Networks	185	171
Parks and Resorts
Domestic	865	832
International	258	259
Total Parks and Resorts	1,123	1,091
Studio Entertainment	41	37
Consumer Products	42	47
Interactive	9	7
Corporate	185	177
Total depreciation expense	$1,585	$1,530

Non-GAAP Financial Measures
This earnings release presents EPS excluding the impact of certain items affecting comparability, free cash flow and aggregate segment operating income, all of which are important financial measures for the Company, but are not financial measures defined by GAAP.
These measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of EPS, cash flow or net income as determined in accordance with GAAP. EPS excluding certain items affecting comparability, free cash flow and aggregate segment operating income as we have calculated them may not be comparable to similarly titled measures reported by other companies.
EPS excluding certain items affecting comparability – The Company uses EPS excluding certain items to evaluate the performance of the Company’s operations exclusive of certain items affecting comparability of results from period to period. The Company believes that information about EPS exclusive of these impacts is useful to investors, particularly where the impact of the excluded items is significant in relation to reported earnings, because the measure allows for comparability between periods of the operating performance of the Company’s business and allows investors to evaluate the impact of these items separately from the impact of the operations of the business.

The following table reconciles reported EPS to EPS excluding certain items affecting comparability:

	Quarter Ended			Nine Months Ended
	June 27, 2015	June 28, 2014	Change	June 27, 2015	June 28, 2014	Change
Diluted EPS as reported	$1.45	$1.28	13%	$3.95	$3.40	16%
Exclude:
Restructuring and impairment charges(1)	—	—	nm	—	0.03	—%
Other expense, net(2)	—	—	nm	—	0.01	—%
Diluted EPS excluding certain items affecting comparability(3)	$1.45	$1.28	13%	$3.95	$3.43	15%

(1)	Charges for the prior-year nine-month period totaled $67 million (pre-tax), primarily for severance costs.

(2)
Significant items in the prior-year nine-month period include a loss from Venezuelan foreign currency translation ($143 million pre-tax and before noncontrolling interest), a gain on the sale of property ($77 million pre-tax) and income related to a portion of a settlement of an affiliate contract dispute ($29 million pre-tax).

(3)	May not equal the sum of the rows due to rounding.

Free cash flow – The Company uses free cash flow (cash provided by operations less investments in parks, resorts and other property), among other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures. Management believes that information about free cash flow provides investors with an important perspective on the cash available to service debt, make strategic acquisitions and investments and pay dividends or repurchase shares.
Aggregate segment operating income – The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results.
A reconciliation of segment operating income to net income is as follows (in millions):

	Quarter Ended		Nine Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Segment operating income	$4,120	$3,857	$11,147	$10,230
Corporate and unallocated shared expenses	(146)	(137)	(441)	(408)
Restructuring and impairment charges	—	—	—	(67)
Other expense, net	—	—	—	(31)
Interest income/(expense), net	(12)	(50)	(62)	61
Income before income taxes	3,962	3,670	10,644	9,785
Income taxes	(1,323)	(1,251)	(3,533)	(3,406)
Net income	$2,639	$2,419	$7,111	$6,379

CONFERENCE CALL INFORMATION
In conjunction with this release, The Walt Disney Company will host a conference call today, August 4, 2015, at 5:00 PM EDT/2:00 PM PDT via a live Webcast. To access the Webcast go to www.disney.com/investors. The discussion will be available via replay through August 18, 2015 at 7:00 PM EDT/4:00 PM PDT.

FORWARD-LOOKING STATEMENTS
Management believes certain statements in this earnings release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of management’s views and assumptions regarding future events and business performance as of the time the statements are made. Management does not undertake any obligation to update these statements.
Actual results may differ materially from those expressed or implied. Such differences may result from actions taken by the Company, including restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions), as well as from developments beyond the Company’s control, including:

•	changes in domestic and global economic conditions, competitive conditions and consumer preferences;

•	adverse weather conditions or natural disasters;

•	health concerns;

•	international, political, or military developments; and

•	technological developments.
Such developments may affect travel and leisure businesses generally and may, among other things, affect:

•	the performance of the Company’s theatrical and home entertainment releases;

•	the advertising market for broadcast and cable television programming;

•	expenses of providing medical and pension benefits;

•	demand for our products; and

•	performance of some or all company businesses either directly or through their impact on those who distribute our products.
Additional factors are set forth in the Company’s Annual Report on Form 10-K for the year ended September 27, 2014 under Item 1A, “Risk Factors,” and subsequent reports.

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited; in millions, except per share data)

	Quarter Ended		Nine Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Revenues:
Services	$11,308	$10,531	$32,587	$29,989
Products	1,793	1,935	6,366	6,435
Total revenues	13,101	12,466	38,953	36,424
Costs and expenses:
Cost of services (exclusive of depreciation and amortization)	(5,547)	(5,217)	(17,224)	(15,617)
Cost of products (exclusive of depreciation and amortization)	(1,116)	(1,147)	(3,785)	(3,784)
Selling, general, administrative and other	(2,101)	(2,047)	(6,117)	(6,181)
Depreciation and amortization	(575)	(557)	(1,751)	(1,698)
Total costs and expenses	(9,339)	(8,968)	(28,877)	(27,280)
Restructuring and impairment charges	—	—	—	(67)
Other expense, net	—	—	—	(31)
Interest income/(expense), net	(12)	(50)	(62)	61
Equity in the income of investees	212	222	630	678
Income before income taxes	3,962	3,670	10,644	9,785
Income taxes	(1,323)	(1,251)	(3,533)	(3,406)
Net income	2,639	2,419	7,111	6,379
Less: Net income attributable to noncontrolling interests	(156)	(174)	(338)	(377)
Net income attributable to The Walt Disney Company (Disney)	$2,483	$2,245	$6,773	$6,002

Earnings per share attributable to Disney:
Diluted	$1.45	$1.28	$3.95	$3.40

Basic	$1.46	$1.30	$3.99	$3.43

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,711	1,748	1,714	1,767

Basic	1,696	1,732	1,699	1,748

Dividends declared per share	$0.66	$—	$1.81	$0.86

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited; in millions, except per share data)

	June 27, 2015	September 27, 2014
ASSETS
Current assets
Cash and cash equivalents	$4,475	$3,421
Receivables	8,012	7,822
Inventories	1,513	1,574
Television costs and advances	1,006	1,061
Deferred income taxes	619	497
Other current assets	887	801
Total current assets	16,512	15,176
Film and television costs	5,775	5,325
Investments	2,694	2,696
Parks, resorts and other property
Attractions, buildings and equipment	42,210	42,263
Accumulated depreciation	(24,473)	(23,722)
	17,737	18,541
Projects in progress	5,449	3,553
Land	1,250	1,238
	24,436	23,332
Intangible assets, net	7,237	7,434
Goodwill	27,848	27,881
Other assets	2,865	2,342
Total assets	$87,367	$84,186

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$7,794	$7,595
Current portion of borrowings	3,119	2,164
Unearned royalties and other advances	3,913	3,533
Total current liabilities	14,826	13,292

Borrowings	12,154	12,676
Deferred income taxes	4,113	4,098
Other long-term liabilities	5,767	5,942
Commitments and contingencies
Equity
Preferred stock, $.01 par value Authorized – 100 million shares, Issued – none	—	—
Common stock, $.01 par value Authorized – 4.6 billion shares, Issued – 2.8 billion shares	34,930	34,301
Retained earnings	57,425	53,734
Accumulated other comprehensive loss	(1,904)	(1,968)
	90,451	86,067
Treasury stock, at cost, 1.2 billion shares at June 27, 2015 and 1.1 billion shares at September 27, 2014	(43,932)	(41,109)
Total Disney Shareholders’ equity	46,519	44,958
Noncontrolling interests	3,988	3,220
Total equity	50,507	48,178
Total liabilities and equity	$87,367	$84,186

THE WALT DISNEY COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; in millions)

	Nine Months Ended
	June 27, 2015	June 28, 2014
OPERATING ACTIVITIES
Net income	$7,111	$6,379
Depreciation and amortization	1,751	1,698
Gains on sales of investments and dispositions	(89)	(285)
Deferred income taxes	(167)	304
Equity in the income of investees	(630)	(678)
Cash distributions received from equity investees	553	538
Net change in film and television costs and advances	(623)	(993)
Equity-based compensation	309	308
Other	214	33
Changes in operating assets and liabilities:
Receivables	(229)	(543)
Inventories	48	61
Other assets	(274)	(73)
Accounts payable and other accrued liabilities	(507)	(288)
Income taxes	114	214
Cash provided by operations	7,581	6,675

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(3,061)	(2,248)
Sales of investments/proceeds from dispositions	143	382
Acquisitions	—	(402)
Other	(137)	(24)
Cash used in investing activities	(3,055)	(2,292)

FINANCING ACTIVITIES
Commercial paper borrowings, net	2,352	1,253
Borrowings	181	2,180
Reduction of borrowings	(2,006)	(1,549)
Dividends	(1,948)	(1,508)
Repurchases of common stock	(2,823)	(5,087)
Proceeds from exercise of stock options	292	348
Contributions from noncontrolling interest holders	1,012	608
Other	(301)	(335)
Cash used in financing activities	(3,241)	(4,090)

Impact of exchange rates on cash and cash equivalents	(231)	(134)

Increase in cash and cash equivalents	1,054	159
Cash and cash equivalents, beginning of period	3,421	3,931
Cash and cash equivalents, end of period	$4,475	$4,090

Contacts:

Zenia Mucha
Corporate Communications
818-560-5300

Lowell Singer
Investor Relations
818-560-6601